EX-99.a.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Macquarie ETF Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST:	That the name of the Trust is changed from “Macquarie ETF Trust” to “Nomura ETF Trust”.

3.	This Certificate of Amendment shall be effective December 1, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 1st day of December, 2025.

By:	/s/ Brian A. Swain
Name:	Brian A. Swain
Title:	Trustee